Exhibit 11.1

Consent

We hereby consent to the inclusion of our report dated March 13, 2024 relating to the consolidated financial statements of Delhi Bank Corp. and Subsidiary as of December 31, 2023 and 2022 and for the years then ended, included in Post-Qualification Amendment No. 7 to the Regulation A Offering Statement on Form 1-A dated May 31, 2024 filed with the U.S. Securities and Exchange Commission.

/s/ Baker Tilly US, LLP

Milwaukee, Wisconsin

May 31, 2024